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Ingersoll Rand Names Steven Hochhauser President, Security Technologies Sector

Hamilton, Bermuda, June 16, 2008 - Ingersoll-Rand Company Limited (NYSE:IR) today announced the appointment of Steven B. Hochhauser as president of its Security Technologies Sector, a $3 billion business that makes homes and business environments safe, secure and productive. He succeeds Michael W. Lamach, who, as previously announced, was appointed president of Trane Commercial Systems following Ingersoll Rand’s acquisition of Trane Inc. Hochhauser, 47, also will be recommended to the Board of Directors for election as a senior vice president of the company.
Hochhauser most recently was chairman, president and chief executive officer of Johns Manville, a global manufacturer and marketer of premium engineered materials and building products with revenues of more than $2 billion. Prior to that, Hochhauser held leadership positions within Allied Signal/Honeywell as vice president and general manager of Engineered Applications and Solutions; president and general manager of Laminates Systems; and president and general manager of the Allied Signal Oak-Mitsui joint venture. Earlier in his career, Hochhauser held management positions with United Technologies and Rockwell International. He holds a bachelor’s degree in Mathematics and Computer Science from the State University of New York in Binghamton.
“Steve’s leadership experience and demonstrated success with complex global businesses provide the necessary attributes to help us build upon our leadership in global security markets,” said Herb Henkel, Chairman and CEO of Ingersoll Rand. “In addition, Steve is well suited to continue the Security Technologies Sector’s growth trajectory through a focus on innovation, new product development and ongoing expansion of the sector’s global profile.”

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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